EXHIBIT 4.7

3COM CORPORATION
STAND ALONE STOCK OPTION AGREEMENT

3Com Corporation has granted Ronald A. Sege (the “Participant”), an Option to purchase certain Shares in accordance with the Participant’s Employment Agreement dated April 29, 2008 (“Employment Agreement”), subject to the following terms and conditions as set forth in this Award Agreement.  The “Effective Date” of this Award Agreement shall be May 6, 2008.

1.           Definitions.  As used herein, the following definitions shall apply:

(a)           “Administrator” means the Board or any of its Committees as shall be administering the Award.

(b)           “Applicable Laws” means the requirements relating to the administration of stock option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and any other applicable laws.

(c)           “Award” means, individually or collectively, the grant of an Option under the Award Agreement.

(d)           “Award Agreement” means this stand alone stock option agreement between the Company and the Participant evidencing the terms and conditions of this Award.

(e)           “Board” means the Board of Directors of 3Com Corporation.

(f)           “Cause” means:

(i)           The Participant’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to the Participant a written demand for performance from the Board which describes in reasonable detail the basis for the Board’s belief that the Participant has not substantially performed his duties and provides the Participant the opportunity to present to the Board his good faith reasons for not so performing and, if the Board does not agree with such reasons, with thirty (30) days to take corrective action;

(ii)          Any act of personal dishonesty taken by the Participant in connection with his responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of the Participant;

(iii)         The Participant’s conviction of, or plea of nolo contendere to, a felony;

(iv)         A breach of any fiduciary duty owed to the Company by the Participant;

(v)          The Participant being found individually liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not the Participant admits or denies liability);

(vi)         The Participant (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”).  However, the Participant’s failure to waive attorney-client privilege relating to communications with the Participant’s own attorney in connection with an Investigation will not constitute “Cause”; or

(vii)         The Participant’s disqualification or bar by any U.S. governmental or self-regulatory authority from serving in the capacity contemplated by the Employment Agreement or the Participant’s loss of any U.S. governmental or self-regulatory license that is reasonably necessary for the Participant to perform his responsibilities to the Company under the Employment Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during the Participant’s employment, the Participant will serve in the capacity contemplated by the Employment Agreement to whatever extent legally permissible and, if the Participant’s employment is not permissible, the Participant will be placed on leave (which will be paid to the extent legally permissible).

(g)          “Change in Control” means the occurrence of any of the following events:

                                               (i)           Any Person becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

                                                (ii)          The approval by the stockholders of the Company, or if stockholder approval is not required, approval by the Board, of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

                                                (iii)         The consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                                                (iv)          A change in the composition of the Board within any twelve (12) month period during the Term (as defined in the Employment Agreement) and pursuant to a plan in which the proponent proposes alternative directors to the Board, as a result of which fewer than a majority are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of the Employment Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) of this Section 1(g) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

                                (h)           “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(i)           “Committee” means a committee, which may consist of one or more persons whom may or may not be Board members, as is consistent with the Applicable Laws, appointed by the Board.

(j)           “Common Stock” means the common stock of the Company.

(k)           “Company” shall mean 3Com Corporation and any successor corporation thereto.

(l)           “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary as an independent contractor to render services to such entity.

(m)          “Date of Option Grant” shall mean the “Date of Grant” as set forth in the Notice of Grant.

                (n)          “Director” means a member 3Com’s Board of Directors.

                                (o)          “Disability” means the Participant’s inability to substantially perform his duties under the Employment Agreement as a result of incapacity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of twelve months.

(p)          “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or any leave for which a return to employment is guaranteed under Applicable Laws, or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor.  Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(q)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)           “Exercise Price” shall mean the “Option Price per Share” as set forth in the Notice of Grant.

(s)           “Good Reason” means the occurrence of any of the following, without the Participant’s express written consent; provided however, that Participant must provide the Company notice of Good Reason within 30 days of the initial existence of one of the above conditions, upon which notice Company shall then have 30 days in which to remedy the condition, under which circumstances Company shall not be required to pay any amounts specified in Section 8 of the Employment Agreement:

                                                (i)   A material diminution in Participant’s authority, duties or responsibilities in effect immediately prior to such reduction;

                                                (ii)      A material diminution in Participant’s Base Salary or Target Annual Incentive (as such terms are defined in the Employment Agreement) as in effect immediately prior to such reduction other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the Base Salary and/or annual cash incentive by a percentage reduction that is no greater 15%;

                                                (iii)     A material diminution in the kind or level of employee benefits to which Participant is entitled immediately prior to such reduction with the result that Participant’s overall benefits package is significantly reduced other than pursuant to a reduction that is also applied to substantially all other executive officers of the Company that reduces the level of employee benefits by a percentage reduction that is no greater that 15%;

                                                (iv)         The relocation of Participant to a facility or location outside the United States

                                                (v)          The failure of the Company to obtain the assumption of the Employment Agreement by a successor and an agreement that Participant will retain the same role and responsibilities in the merged or surviving parent company as he had prior to the merger under Section 1 of the Employment Agreement or, if more favorable, the same role and responsibilities that Participant had immediately prior to the merger; or

                                               (vi)      The failure of the Company to appoint Participant as its Chief Executive Officer by April 30, 2011, or the appointment of another as Chief Executive Officer after the Effective Date (as such term is defined in the Employment Agreement).

(t)           “In Connection with a Change of Control” means within three (3) months prior to or twelve (12) months following a Change of Control.

                                (u)          “Initial Vesting Date” shall be the date occurring one (1) year after the Date of Option Grant.

(v)          “Nonstatutory Stock Option” means any Option not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w)          “Notice of Grant” shall mean the “NOTICE OF GRANT OF STOCK OPTION”.  The Notice of Grant is part of this Award Agreement.

(x)           “Number of Option Shares” shall mean the “Total Number of Option Shares Granted” as set forth in the Notice of Grant.

(y)          “Intentionally left blank.

(z)           “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa)        “Option” means this option to purchase Shares of Common Stock granted pursuant to this Award Agreement.

(bb)        “Optioned Stock” means the Common Stock subject to the Option.

(cc)        “Option Termination Date” shall mean the date occurring seven (7) years after the Date of Option Grant.

(dd)       “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee)        “Person” shall have the meaning ascribed to such term under Sections 13(d) and 14(d) of the Exchange Act.

(ff)          “Service Provider” means an Employee, Director or Consultant.

                                (gg)        “Share” means a share of the Common Stock, as adjusted in accordance with Section 10 of the Agreement.

(hh)        “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code and also include partnerships, limited liability companies and other entities that are at least 30% owned by the Company.

(ii)           “Vested Ratio” means:

Vested Ratio

Prior to Initial Vesting Date	0

On Initial Vesting Date, for each full year of the Participant’s remaining a Service Provider from the Date of Option Grant until the Initial Vesting Date	1/4

Plus

For each subsequent full year thereafter of the Participant's remaining a Service Provider from the Initial Vesting Date	1/4

In no event shall the Vested Ratio exceed 1/1.

                 Notwithstanding the foregoing, in the event that Participant’s employment is terminated by the Company without Cause or if Participant resigns for Good Reason, and such termination is not in Connection with a Change of Control, then Participant will receive twelve (12) months accelerated vesting with respect to Participant’s then outstanding unvested portion of the Award, provided that Participant signs the separation agreement and release of claims as set forth in Section 8(d) of the Employment Agreement and otherwise complies with such section.

Notwithstanding the foregoing, in the event that Participant’s employment is terminated by the Company without Cause or if Participant resigns for Good Reason, and such termination is in Connection with a Change of Control, then Participant will become fully vested in Participant’s then outstanding unvested portion of the Award, provided that Participant signs the separation agreement and release of claims as set forth in Section 8(d) of the Employment Agreement and otherwise complies with such section.

Notwithstanding the foregoing, in the event that Participant resigns for Good Reason due to (x) the failure of the Company to appoint Participant as Chief Executive Officer by April 30, 2011 or in the event of the appointment of another as Chief Executive Officer after April 29, 2010, the vesting of Participant’s then outstanding unvested portion of the Award will be accelerated in full or (y) the appointment of another as Chief Executive Officer prior to April 30, 2010, the vesting of half of the outstanding unvested portion of the Award will be accelerated in full, provided in each case that Participant signs the separation agreement and release of claims as set forth in Section 8(d) of the Employment Agreement and otherwise complies with such section.

2.           Grant of Option.  The Administrator hereby grants to the Participant the Option to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant, subject to the provisions of this Award Agreement and the Notice of Grant, which is incorporated herein by reference.  The Option referenced herein are not intended to qualify as Incentive Stock Options as defined in Section 422 of the Code and shall be treated as a Nonstatutory Stock Option.  The term of each Option shall be stated in the Notice of Grant and shall be seven (7) years from the Date of Grant.

3.           Exercise of the Option.

(a)           Right to Exercise. The Option shall be exercisable during its terms in accordance with the Notice of Grant and this Award Agreement and at such times and under such conditions as determined by the Administrator.  The Option shall first become exercisable on the Initial Vesting Date.  Each Option shall be exercisable on and after the Initial Vesting Date and prior to the termination of the

Option in the amount equal to the Number of Option Shares multiplied by the Vested Ratio as set forth in Section 1(ii) above less the number of Shares previously acquired upon exercise of the Option.  In no event shall an Option be exercisable for more Shares than the Number of Option Shares.  Exercising an Option in any manner approved hereunder shall decrease the number of Shares thereafter available for sale under the Option by the number of Shares as to which the Option is exercised.

(b)          Method of Exercise.  Each Option shall be exercisable by written or electronic notice to the Company which shall state the election to exercise the Option, the number of Shares being exercised, and such other representations and agreements as to the Participant’s investment intent with respect to the Shares as may be required pursuant to the provisions of this Award Agreement.  Such notice shall be signed by the Participant or person entitled to exercise the Option and shall be delivered to the Company’s Stock Administration Department, or other authorized representative of the Company, prior to the termination of the Option as set forth in Section 5 below, accompanied by full payment of the option price for the number of Shares being purchased.

(c)           Form of Payment of Option Price.  Subject to the Applicable Laws, such payment shall be made (1) in cash, by check, or cash equivalent, (2) by tender of Shares of the Company’s stock owned by the Participant and having a fair market value not less than the option price, which (i) either have been owned by the Participant for more than six (6) months or were not acquired, directly or indirectly from the Company, and (ii) have a fair market value not less than the option price, (3) proceeds from a broker-assisted cashless exercise program acceptable to the Company, in its sole discretion, or (4) by any combination of the foregoing.

(d)           Withholding.  At the time the Option is exercised, in whole or in part, or at any time thereafter as determined by the Company, the Company shall have the right to withhold the applicable minimum withholding taxes, including but not limited to federal tax, state tax, foreign taxes, or social taxes, if any, which arise in connection with the Option including, without limitation, obligations arising upon (i) the exercise of the Option in whole or in part, (ii) the transfer, in whole or in part, of any Shares acquired on exercise of the Option, or (iii) the lapsing of any restriction with respect to any Shares acquired on exercise of the Option.  The Participant shall make adequate provision for the Company to meet its minimum withholding obligations.

(e)           Certificate Registration.  The Shares as to which an Option shall be exercised shall be issued in the the name of the Participant, the heirs of the Participant (if applicable), or, if requested in writing by the Participant, in the name of the Participant and his spouse.  If payment of the option price is accomplished using a broker-assisted cashless exercise program acceptable to the Company, in its sole discretion, the certificate or certificates may, at the Company’s sole discretion be registered in the name of a nominee who is an authorized broker for the Company’s same-day sale program.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option.  The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 10 herein.

(f)           Restriction on Grant of Option and Issuance of Shares.  The grant of the Option and the issuance of Shares pursuant to the Option shall be subject to compliance with all Applicable Laws.  The Option may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any Applicable Laws.  In addition, no Option may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of any Option be in effect with respect to the Shares issuable upon exercise of the Option, or (ii) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of any Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act.  As a condition to the exercise of any Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any Applicable Laws and to make any representation or warranty with respect thereto as may be requested by the Company.

(g)           Fractional Shares.  The Company shall not be required to issue fractional Shares upon the exercise of the Option.

(h)           Survival of Award Agreement Provisions.  To the extent contemplated herein, the provisions of this Award Agreement shall survive any exercise of the Option and shall remain in full force and effect.

4.           Non-Transferability of the Option.  The Option may not be sold, pledged, assigned, hypotencated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  The terms of this Award Agreement shall be binding upon the executors, administrators, heirs, successors and assignees of the Participant.

5.           Termination of the Option.  The Option shall terminate and may no longer be exercised on the first to occur of (i) the Option Termination Date as defined above, (ii) the last date for exercising the Option following termination as a Service Provider as described herein, or as otherwise set forth in this Award Agreement.

6.           Termination of the Participant’s Relationship as a Service Provider.

(a)           Termination of the Option.  If the Participant ceases to be a Service Provider for any reason except by reason of death or Disability, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant ceased to be a Service Provider, may be exercised by the Participant within three (3) months after the date on which the Participant’s relationship as a Service Provider terminates, but in any event no later than the Option Termination Date.  If the Participant’s Service Provider relationship is terminated because of the death of the Participant or Disability of the Participant, the Option, to the extent unexercised and exercisable by the Participant on the date on which the Participant ceased to be a Service Provider, may be exercised by the Participant (or the Participant’s estate or legal representative) at any time prior to the expiration of twelve (12) months from the date of such termination, but in any event no later than the Option Termination Date.  The Participant’s Service Provider relationship shall be deemed to have terminated on account of death if the Participant dies within three (3) months after the Participant’s termination of the Service Provider relationship.

                                (b)           Disability of Optionee.  If an Optionee ceases to be a Service Provider as a result of the Optionee’s Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested and exercisable on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement).  In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee’s termination.  If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan.  If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c)           Extension of Option Exercise Period.  Notwithstanding the above, in the event that the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason (regardless of whether such termination is in Connection with a Change of Control), the Option, to the extent unexercised and exercisable by the Participant on the date of the Participant’s termination, may be exercised by the Participant until the earlier of (i) 165 calendar days after the Participant’s date of termination or (ii) the Option Termination Date, provided that Participant signs the separation agreement and release of claims as set forth in Section 8(d) of the Employment Agreement and otherwise complies with such section.

(d)           Change in Status.  Notwithstanding the above, in the event of the Participant’s change in status from Consultant, Employee or Director to Employee, Consultant or Director (e.g., an Employee becoming a Consultant), the Participant’s status as a Service Provider shall continue notwithstanding the change in status.

(e)           Exercise Prevented by Applicable Laws.  Except as provided in this Section 6, the Option shall terminate and may not be exercised after the Participant’s Service Provider relationship terminates unless the exercise of the Option in accordance with this Section 6 would constitute a violation of any Applicable Laws.  If the exercise of the Option is so prevented, the Option shall remain exercisable until three (3) months after the date the Participant is notified by the Company or its Parent or Subsidiary for whom the Participant provides service that the Option is exercisable but in no event later than the Option Termination Date.

7.           Leaves of Absence.  Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, the Option shall cease to vest on the 91st day of any unpaid leave of absence and shall only recommence upon the Participant’s return to active service.

8.           Rights as a Shareholder or Employee.  The Participant shall have no rights as a stockholder with respect to any Shares until the date of the issuance of a certificate or certificates for the Shares for which the Option has been exercised.  No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate or certificates are issued.

9.           No Guarantee of Continued Service.  THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE OR OTHER SERVICE PROVIDER AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING SHARES HEREUNDER).  THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR OTHER SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE PARTICIPANT’S RELATIONSHIP AS AN EMPLOYEE OR OTHER SERVICE PROVIDER OF THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE OR NOTICE.

10.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation or Change of Control.

(a)           Changes in Capitalization.  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)           Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify the Participant as soon as practicable prior to the effective date of such proposed transaction.  The Administrator in its discretion may provide for the Participant to have the right to exercise his Award until ten (10) days prior to such transaction as to all of the stock covered thereby, including Shares as to which the Award would not otherwise be vested or exercisable.  To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)           Change of Control.  In the event of a Change of Control, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the Option, the Participant shall fully vest in and have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable.  If the Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change of Control, the Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.  For the purposes of this paragraph, an Option shall be considered assumed if, following the Change of Control, the Option confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the Change of Control, the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change of Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of any Option, for each Share of Optioned Stock subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change of Control.

11.         Conditions Upon Issuance of Shares.

(a)           Legal Compliance.  Shares shall not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                                (b)           Investment Representations.  As a condition to the exercise of an Award, the Company may require the Participant or any authorized person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

                                (c)           Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

12.         Legends.  The Company may at any time place legends referencing any applicable federal and/or state securities restrictions on all certificates representing shares of stock subject to the provisions of this Award Agreement.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to the Option in the possession of the Participant in order to effectuate the provisions of this Section 12.

13.         Binding Effect.  This Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

14.         Amendment or Termination.  The Administrator may at any time amend, alter, suspend or terminate the Agreement; provided, however, that no such amendment, alteration, suspension or termination may adversely affect the Option or any unexercised portion hereof without the written consent of the Participant.  Termination of the Agreement shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Agreement prior to the date of such termination.

15.         Entire Agreement; Applicable Law.  This Award Agreement, along with the Participant’s Employment Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.  To the extent that this Award Agreement sets forth terms and conditions that are less beneficial to the Particpant than the Employment Agreement, the terms of the Employment Agreement shall prevail.

16.         Notices.  Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Company at its then current principal executive office or to such other address as the Company may hereafter designate to the Participant.  Any notice to be given to the Participant hereunder shall be addressed to the Participant at the last address known to the Company, or at such other address as the Participant may hereafter designate to the Company.  A notice shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive it.

PARTICIPANT	3COM CORPORATION

Ronald A. Sege	Neal D. Goldman
President and COO	EVP, Chief Administrative and Legal Officer

Date	Date